Exhibit 1.01

Conflict Minerals Report of ORBCOMM Inc. for the period January 1, 2019 through December 31, 2019

This Conflict Minerals Report for ORBCOMM Inc. and its subsidiaries (“ORBCOMM”, “we”, “us”, “our” or the “Company”), is filed with the United States Securities and Exchange Commission (“SEC”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the reporting period January 1, 2019 through December 31, 2019. Please refer to the Rule, Form SD and SEC Release No. 34-67716 for definitions to the capitalized terms used in this Report, unless otherwise defined herein.

A.	Company/Product Overview

ORBCOMM is a global provider of Machine-to-Machine (“M2M”) and Internet of Things (“IoT”) solutions, including network connectivity, devices, device management and web reporting applications. The Company’s M2M and IoT products and services are designed to track, monitor, control and enhance security for a variety of assets, such as trailers, trucks, rail cars, sea containers, generators, fluid tanks, marine vessels, diesel or electric powered generators (“gensets”), oil and gas wells, pipeline monitoring equipment, irrigation control systems and utility meters, in industries for transportation & distribution, heavy equipment, oil & gas, maritime and government. The Company provides these services using multiple satellite and cellular network platforms. We develop, design and market the hardware and other ancillary equipment that we sell; however, we do not manufacture any products. All of our products are produced by domestic and foreign contract manufacturers to our specifications or purchased fully assembled by third party domestic or foreign suppliers. Based on our review of our supply chain, we have determined that Conflict Minerals are necessary to the functionality or production of certain equipment purchased by or manufactured for us (“In-Scope Products”); however, none of our manufactured or assembled products are purchased directly from suppliers in the Covered Countries and we do not have a direct relationship with any smelters or refiners.

B.	Reasonable Country of Origin Inquiries

In accordance with the Rules, ORBCOMM utilizes due diligence procedures to determine the Conflict Minerals status of the components used to manufacture ORBCOMM’s In-Scope Products based on guidance from the Organization for Economic Cooperation and Development (“OECD”) and the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, an internationally recognized due diligence framework. ORBCOMM conducted a good faith reasonable country of origin inquiry (“RCOI”) focused on the components used in our In-Scope Products to determine whether any of the Conflict Minerals necessary to those In-Scope Products originated in the Covered Countries or are from recycled or scrap sources. ORBCOMM’s RCOI consisted of classifying and contacting the suppliers of those components and requesting that the suppliers complete the Conflict Minerals Reporting Template provided by the Responsible Minerals Initiative (formerly known as the Conflict-Free Sourcing Initiative, or CFSI) (the “RMI Template”) to assist in identifying, where possible, the entire supply chain, down to the smelter and refiner level, in order to determine whether such materials originated in any of the Covered Countries.

C.	ORBCOMM’s Due Diligence and Results

Most of our suppliers involved in the production of our In-Scope Products responded to our request to complete the RMI Template. However, the information provided by our suppliers was not specific enough to identify the smelters and refiners that processed the Conflict Minerals down to the specific component provided by the supplier to ORBCOMM and included in our In-Scope Products; rather, the supplier responded on a company-wide or site-wide basis. The majority of those respondents could not say with certainty that the components sold to ORBCOMM did not contain Conflict Minerals originating from the Covered Countries. In some cases, the information provided by suppliers may be inaccurate or incomplete or subject to other irregularities. Additionally, because of ORBCOMM’s relative location within the supply chain in relation to the actual extraction and transport of Conflict Minerals, our ability to verify the accuracy of information reported by our suppliers is limited. Based on the information provided by suppliers pursuant to the due diligence process, ORBCOMM does not have sufficient information with respect to the In-Scope Products to reliably determine the countries of origin of all of the Conflict Minerals in the In-Scope Products. Therefore, as a result of the RCOI inquiry ORBCOMM has determined that for the calendar year 2019, it is possible that some of our In-Scope Products may contain Conflict Minerals which may have originated in one or more of the Covered Countries. For that reason, ORBCOMM is required, under the Rule, to submit a Conflict Minerals Report to the SEC as an exhibit to Form SD.

D.	Due Diligence/RCOI – Next Steps

For 2020, ORBCOMM will continue to improve and refine the due diligence we conduct in order to identify and mitigate any risk that the Conflict Minerals in our In-Scope Products could benefit armed groups in the Covered Countries. Among other things, we will:

•	Continue to engage with our suppliers and contract manufacturers to enhance our yearly survey responses;

•	Continue to encourage increased due diligence by our suppliers downstream to their suppliers;

•	Include in every new supplier contract standard terms and conditions that require responses to Conflict Mineral related inquiries and requirements; and

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Communicate a policy where those suppliers who do not timely respond to requests for information and investigation of Conflict Minerals use within our products/components are re-evaluated and potentially replaced in ORBCOMM’s supply chain.

Forward-Looking Statements

Certain statements discussed in this report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Company’s plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more detail on these risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

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